As filed with the Securities and Exchange Commission on October 25, 1994

                                   Registration No. 33 - ________



_________________________________________________________________
_________________________________________________________________


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM S-8

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                              SCOTT PAPER COMPANY
            (Exact name of registrant as specified in its charter)


PENNSYLVANIA                                        23-1065080
(State of incorporation)                            (I.R.S. Employer
                                                    Identification No.)

                SCOTT PLAZA, PHILADELPHIA, PENNSYLVANIA  19113
                   (Address of Principal Executive Offices)



               SCOTT PAPER COMPANY 1994 LONG-TERM INCENTIVE PLAN
                                      AND
               EMPLOYMENT AGREEMENT DATED APRIL 19, 1994 BETWEEN
                   SCOTT PAPER COMPANY AND ALBERT J. DUNLAP
                           (Full title of the plan)



                           Frank W. Bubb, III, Esq.
               Staff Vice President and Chief Financial Counsel
                             Scott Paper Company,
                                 Scott Plaza,
                     Philadelphia, Pennsylvania 19113-1585
                    (Name and address of agent for service)


                                (610) 522-5806
                    (Telephone number of agent for service)



                        CALCULATION OF REGISTRATION FEE

Title of                 Amount             Proposed                Proposed                Amount of
securities               to be              maximum                 maximum                 registration
to be                    registered         offering                aggregate               fee
registered                 (1)              price per               offering
                                            share                   price
Common
shares
without
par value                4,000,000          $62.50(2)               $250,000,000            $86,206.90


(1) This registration statement also relates to an indeterminate number of Common Shares that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416.

(2) Calculated on the basis of the average of the high and low price of shares reported in the consolidated reporting system as of October 20, 1994.

                                   PROSPECTUS

                                 750,000 Shares

                              SCOTT PAPER COMPANY

                                 Common Shares
                               without par value

                        -------------------------------

       This Prospectus relates to 750,000 Common Shares, without par value (the "Common Shares"), of Scott Paper Company, a Pennsylvania corporation (the "Company"). All of the Common Shares being offered hereby (the "Shares") are offered on behalf of Albert J. Dunlap (the "Selling Shareholder"). The Shares may be offered from time to time by the Selling Shareholder. The Selling Shareholder is currently the Chairman and Chief Executive Officer of the Company. See "Selling Shareholder."

       All proceeds from any sales of the Shares by the Selling Shareholder will inure to the benefit of the Selling Shareholder. The Company will receive none of the proceeds from the sale of Shares which may be offered hereby. All expenses of registration incurred in connection herewith are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholder will be borne by the Selling Shareholder.

       The Selling Shareholder has not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the New York Stock Exchange at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Shareholder and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

                         -----------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
              STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
             OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

                The date of this Prospectus is October 25, 1994

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information may be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its New York Regional Office, Seven World Trade Center, New York, New York 10048, and its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy and information statements and other information can also be inspected at the offices of the following stock exchanges on which certain of the Company's securities are listed: the New York Stock Exchange, 20 Broad Street, New York, NY 10005; the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, PA 19103; the Pacific Stock Exchange, 618 South Spring Street, Los Angeles, California 90052; and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

       A registration statement on Form S-8 in respect of the Shares offered by this Prospectus (the "Registration Statement") has been filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted herefrom pursuant to the rules and regulations of the Commission. Accordingly, additional information concerning the Company and the Shares is included in the Registration Statement, which may be inspected at the public reference facilities of the Commission described above.


                     INFORMATION INCORPORATED BY REFERENCE

       The following documents, each of which has been filed by the Company with the Commission, are incorporated herein by reference: (i) Annual Report on Form 10-K for the fiscal year ended December 25, 1993, (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 26, 1994 and June 25, 1994, (iii) Current Reports on Form 8-K dated April 19, 1994, June 1, 1994, September 1, 1994, October 11, 1994 and October 25, 1994, (iv) the Company's Supplemental Proxy Statement dated May 3, 1994, and (v) the description of the Common Shares which is contained in Form 8 Amendment No. 2 dated October 14, 1982 and Form 8 Amendment No. 3 dated July 26, 1990, each of which amends the Company's Form 10 for its Common Shares.

       All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

       Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED A COPY OF ANY OR ALL OF SUCH DOCUMENTS WHICH ARE INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS THAT THIS PROSPECTUS INCORPORATES). WRITTEN OR ORAL REQUESTS FOR COPIES SHOULD BE DIRECTED TO INVESTOR RELATIONS, SCOTT PAPER COMPANY, SCOTT PLAZA, PHILADELPHIA, PA 19113-1585, (610) 522-6111.

                                  THE COMPANY

       Scott Paper Company continues a business established in 1879. It was incorporated in Pennsylvania in 1922 as the successor corporation to a company of the same name incorporated in Pennsylvania in 1905. It is principally engaged in the manufacture and sale of paper products. As used herein, the term "Company" refers to Scott Paper Company and its consolidated domestic and international subsidiaries unless the context otherwise indicates.

       The Company's business consists of:

           (1) worldwide personal care and cleaning, which includes products (primarily tissue products) for personal care, environmental cleaning and wiping, healthcare and foodservice, manufactured and marketed by the Company and its unconsolidated international affiliates; and

           (2) printing and publishing papers, which principally consist of coated papers and include uncoated and specialty papers.

       Scott Worldwide is the operating group in charge of the Company's personal care and cleaning business. Scott Worldwide, including the Company's unconsolidated international affiliates, is the world's largest manufacturer of sanitary tissue paper products. The Company's principal consumer brands in the United States include ScotTissue and Cottonelle bathroom tissues, ScotTowels, Job Squad and Viva disposable towels, Scotties facial tissue, Scott, Viva and Viva Accents napkins, and Baby Fresh and Wash a-bye Baby wipes. The Company's commercial sanitary paper products consist primarily of personal care, wiping, and foodservice products used in the away-from-home market. The Company's consolidated international subsidiaries and unconsolidated international affiliates principally manufacture and sell trademarked sanitary paper products.

       S.D. Warren Company, a wholly-owned subsidiary of the Company, manufacturers commercial printing, publishing and specialty papers. Its principal products are high quality coated printing papers used for print advertising, annual reports, specialty magazines and other printed communications; uncoated printing papers of various grades and qualities used for a wide range of printing purposes; coated and uncoated publishing papers used for textbooks, illustrated books and trade books; and specialty products, including pressure sensitive base material sold to EDP label manufacturers, an extensive line of flat and embossed release papers used in the product of man-made leather and other synthetic materials which are sold worldwide, and graphic arts products for small offset printing.

       The principal executive offices of the Company are located at Scott Plaza, Philadelphia, Pennsylvania 19113-1585, (610) 522-5000.


                              RECENT DEVELOPMENTS

       On October 10, 1994, the Company announced that it had signed an agreement of sale with a global investment group for S.D. Warren Company, for $1.6 billion, subject to certain adjustments. The Company expects the transaction to close by mid-December, 1994, once certain conditions are met. The investment group is headed by Sappi, Ltd. of South Africa and includes DLJ Merchant Banking Partners, L.P. and its affiliated funds as well as UBS Capital Corporation.

       On October 24, 1994, the Company announced that it had signed a letter of intent to sell the energy and recovery complex at its Mobile, Alabama mill for $350 million to a wholly-owned subsidiary of The Southern Company. The Company expects the transaction to close by December 1994, pending regulatory approvals. The Company also confirmed that it is accelerating its drive to divest additional nonstrategic assets, including the energy complex at its Chester, Pennsylvania mill, its global pulp operations, approximately 1.5 million acres of timberlands, and real estate, including its corporate headquarters buildings. The Company is also considering divesting its U.S. and U.K. foodservice businesses as well as certain other noncore businesses.


                                USE OF PROCEEDS

       All of the Shares being offered hereby are being offered on behalf of the Selling Shareholder, who will receive all proceeds from the sale of the Shares.


                              SELLING SHAREHOLDER

       The Shares offered pursuant to this Prospectus represent those acquired or to be acquired by the Selling Shareholder upon the exercise of options granted under the Selling Shareholder's Employment Agreement with the Company dated April 19, 1994. Under the Employment Agreement, the Selling Stockholder received, subject to shareholder approval, a one-time grant effective as of April 19, 1994 of options (the "Options") to purchase the Shares at an exercise price of $38.00 per share, if the Options were granted under the Company's 1994 Long-Term Incentive Plan, except to the extent specifically modified by the Employment Agreement. The term of the Options is 10 years and they will vest at the rate of 20% on each of the first, second, third, fourth and fifth
anniversaries of the grant date.   The grant of the Option was approved by
shareholders of the Company at the Annual Meting of Shareholders on May 3, 1994.

       The table below sets forth certain information concerning the Selling Shareholder, including information regarding beneficial ownership of the Company's Common Shares by the Selling Shareholder as of the date of this Prospectus and the number of Shares to be sold under this Prospectus. The Selling Shareholder has been the Chairman of the Board and Chief Executive Officer of the Company since April 19, 1994.


                                               Beneficial Ownership of Common Shares
                                               -------------------------------------
                                                                                       Number of                   Number of
                                                                                     Common Shares               Common Shares
                                                Number of                                to be                    to be owned
                                           Common Shares owned         Percent       sold under this           after completion
       Name                                     prior to offering/1/    of class      Prospectus/1/               of offering
                                                                  -                              -
       ----                                -----------------------    ---------        -----------                -----------
Albert J. Dunlap                          891,416                        1.2 %           750,000                      141,416

- --------------

/1/  Includes 750,000 Common Shares subject to the Options, which vest at the
 -
     rate of 20% per year on April 19 of 1995, 1996, 1997, 1998 and 1999 and 50,000 restricted shares granted on September 16, 1994 under the Company's 1994 Long-Term Incentive Plan. The vesting of restricted shares is contingent upon meeting certain performance goals.


                              PLAN OF DISTRIBUTION

       The Shares offered hereby are being sold by the Selling Shareholder acting as principal for his own account. The Selling Shareholder may sell some or all of the Shares in transactions involving broker-dealers, who may act as agent or acquire the Shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholder (and, if they act as agent for the purchaser of such Shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholder. Broker-dealers may agree with the Selling Shareholder to sell a specified number of Shares at a stipulated price per Share and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholder, to purchase as principals any unsold Shares at the price required to fulfill the respective broker-dealer's commitment to the Selling Shareholder. Broker-dealers who acquire Shares as principals may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the New York Stock Exchange in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions. The Selling Shareholder also may sell some or all of the Shares directly to purchasers without the assistance of any broker-dealer.

       The Company is bearing all costs relating to the registration of the Shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the Shares will be borne by the Selling Shareholder or other party selling such Shares.

       The Selling Shareholder has advised the Company that during such times as the Selling Shareholder may be deemed to be engaged in a distribution of the Shares, and therefore an "underwriter" under the Act, he will comply with Rules 10b-6 and 10b-7 under the Exchange Act and therefore will, among other things:

            (a) not engage in any stabilization activities in connection with the Company's securities;


            (b) furnish each broker-dealer through which Shares may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker-dealer; and

            (c) not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company other than as permitted under the Exchange Act.


                                 LEGAL OPINION

       The legality of the Shares will be passed upon for the Company by Frank
W. Bubb, III, Staff Vice President and Chief Financial Counsel of the Company.


                                    EXPERTS

       The financial statements incorporated in this Prospectus by reference to the Company's Annual Report or Form 10-K for the fiscal year ended December 25, 1993 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.  Incorporation of Documents by Reference.
- ------   ---------------------------------------

     The documents listed in (a) through (c) below are incorporated by reference in this registration statement. All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

          (a) The registrant's latest annual report filed pursuant to Sections 13(a) or 15(d) of the Exchange Act.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

          (c) Form 8 Amendment No. 2 dated October 14, 1982 and Form 8 Amendment No. 3 dated July 26, 1990, each of which amends the registrant's Form 10 for its Common Shares.

Item 4.  Description of Securities.
- ------   -------------------------


     Not applicable.


Item 5.  Interests of Named Experts and Counsel.
- ------   --------------------------------------


     Not applicable.

Item 6.   Indemnification of Directors and Officers.
- ------    -----------------------------------------

     Pennsylvania statutes permit, and the Company's Articles and by-laws provide for, a limitation on the liability of Directors and corporate officers for monetary damages for a breach of, or failure to observe, their duty of care owing to the Company unless their conduct constitutes self-dealing, willful misconduct or recklessness or unless the liability arises under the criminal or tax laws. The statutes also permit, and the by-laws provide for, indemnification of such persons against any liability (including expenses, damages, fines, amounts paid in settlement and punitive damages) arising from the fact that they were or are representatives of the Company, except where the indemnification is for acts or failures to act constituting self-dealing, willful misconduct or recklessness. The Company and such persons have entered into indemnification agreements which substantially mirror the above-referenced indemnification by-law. Finally, the statutes and the by-laws permit the Company to secure its indemnification obligations in several ways, including maintaining insurance and creating trusts or other funds.

     With respect to insurance, the Company maintains policies which insure the Company against amounts which it may become obligated to pay as indemnification to directors and officers and insure such directors and officers against losses (except fines, penalties and other matters uninsurable under law) arising from any claim made against them on account of any alleged "wrongful act" in their official capacity. A wrongful act is generally defined as "any breach of duty, neglect, error, misstatement, misleading statement, or omission or other act done or wrongfully attempted by the insureds or... so alleged by any claimant or any matter claimed against them solely by reason of their being such Directors or officers," subject to certain exclusions. Directors and officers are also insured against losses (except fines, penalties and other matters uninsurable under law) arising out of the insured's breach of fiduciary duty, subject to certain exclusions.

Item 7.   Exemption from Registration Claimed.
- ------    -----------------------------------

     Not applicable.

Item 8.   Exhibits.
- ------    --------


Exhibit
Number         Description of Exhibit
- -------        ----------------------
 4(a)          1994 Long-Term Incentive Plan

 4(b) Employment Agreement dated April 19, 1994 between the Company and Albert J. Dunlap

 4(c)          Rights Agreement dated as of July 15,
               1986 between Scott Paper Company and
               Morgan Guaranty Trust Company of New
               York, as Rights Agent, as amended by
               Amendment No. 1 dated May 17, 1988 and
               Amendment No. 2 dated October 18, 1988

 5             Opinion of counsel as to legality
               of the securities being registered

 23.1 Consent of counsel (included in opinion filed as Exhibit 5)

 23.2          Consent of Price Waterhouse LLP

 24            Power of Attorney


Item 9.   Undertakings.
- ------    ------------

     The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the

Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Tinicum and the Commonwealth of Pennsylvania, on this 25th day of October, 1994.


                                    SCOTT PAPER COMPANY


                                    By:/s/ Albert J. Dunalp
                                       ---------------------------
                                         Albert J. Dunlap
                                         Chairman and Chief
                                         Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature and Title                           Date
- -------------------                           ----



/s/ Albert J. Dunalp                          October 25, 1994
- ------------------------------
Albert J. Dunlap
Chairman and
Chief Executive Officer



/s/ Basil L. Anderson                         October 25, 1994
- ------------------------------
Basil L. Anderson
Vice President, Treasurer and
Chief Financial Officer



/s/ Edward B. Betz                            October 25, 1994
- ------------------------------
Edward B. Betz
Vice President and
Controller

                                   DIRECTORS


William A. Andres                             Richard K. Lochridge
Jack J. Crocker                               Bruce K. MacLaury
Albert J. Dunlap                              Claudine B. Malone
John F. Fort, III                             Gary L. Roubos
Peter Harf                                    Paula Stern
J. Richard Leaman, Jr.


                  A majority of the Board of Directors



                                    By /s/ Frank W. Bubb, III
                                       ---------------------------
                                         Frank W. Bubb, III
                                         Attorney-in-fact


                                    Date:      October 25, 1994


                            EXHIBIT INDEX
                            -------------


Exhibit                  Description of
Number                      Exhibit
- -------                  --------------
  4(a)    1994 Long-Term Incentive Plan

  4(b)    Employment Agreement dated April 19,
          1994 the Company and Albert J. Dunlap,
          incorporated by reference to Exhibit
          10(a) to the Company's Quarterly Report
          on Form 10-Q for the second quarter of
          1994

  4(c)    Rights Agreement dated as of July 15,
          1986 between Scott Paper Company and
          Morgan Guaranty Trust Company of New
          York, as Rights Agent, incorporated by
          reference to Exhibit 1 to the
          Company's Current Report on Form 8-K
          dated July 16, 1986 on pages 10 through
          85 thereof, as amended by Amendment
          No. 1 dated May 17, 1988 and Amendment
          No. 2 dated October 18, 1988, incorporated by reference to Exhibits 1 and 2, respectively, to the Company's
          Current Report on Form 8-K dated
          November 28, 1988 on pages 6 through
          9 thereof

  5 Opinion of counsel as to legality of the securities being registered

 23.1 Consent of counsel (included in opinion filed as Exhibit 5)

 23.2     Consent of Price Waterhouse LLP

 24       Power of Attorney
